UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2006

Alliance One International, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-13684	54-1746567
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(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway Morrisville, NC 27560-8417 (Address of principal executive offices)

(919) 379-4300 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Alliance One International, Inc.

ITEM 8.01	Other Events

In March 2004, Alliance One International, Inc. (the “Company”) discovered potential irregularities with respect to certain bank accounts in southern Europe and central Asia.  The Audit Committee of the Company’s Board of Directors engaged an outside law firm to conduct an investigation of activity relating to these accounts.  That investigation revealed that, although the amounts involved were not material and had no material impact on the Company’s historical financial statements, there were payments from these accounts that may have violated the U.S. Foreign Corrupt Practices Act (the “FCPA”).  In May 2004, the Company voluntarily reported the matter to the U.S. Department of Justice.  Soon thereafter, the Company closed the accounts in question, implemented personnel changes and other measures designed to prevent similar situations in the future, including the addition of new finance and internal audit staff and enhancement of existing training programs, and disclosed these circumstances in its filings with the U.S. Securities and Exchange Commission (the “SEC”).  The Company recently learned that the SEC has issued a formal order of investigation of the Company and others to determine if these or other actions may have violated certain provisions of the Securities Exchange Act of 1934 and rules thereunder.  The Company is cooperating fully with the SEC with respect to the investigation.

If the U.S. authorities determine that there have been violations of federal laws, they may seek to impose sanctions on the Company that may include, among other things, injunctive relief, disgorgement, fines, penalties and modifications to business practices.  It is not possible to predict at this time whether the authorities will determine that violations have occurred, and if they do, what sanctions they might seek to impose.  It is also not possible to predict how the government’s investigation or any resulting sanctions may impact the Company’s business, results of operations or financial performance, although any monetary penalty assessed may be material to the Company’s results of operations in the quarter in which it is imposed.

Alliance One International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2006	Alliance One International, Inc.
Registrant

By: /s/ James A. Cooley
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Executive Vice President - Chief Financial Officer

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